SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 7, 2006

GEOVAX LABS, INC.
(Exact name of registrant as specified in Charter)

Illinois	000-52091	87-0455038
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

1256 Briarcliff Road N.E.
Emtech Bio Suite 500
Atlanta, Georgia 30306
(Address of Principal Executive Offices)

(404) 727-0971
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[ ] Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13(e)-4(c))

This Form 8-K and other reports filed by GeoVax Labs, Inc. (the “registrant”) from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward looking statements and information that are based upon beliefs of, and information currently available to, the registrant's management as well as estimates and assumptions made by the registrant's management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative if these terms and similar expressions as they relate to the registrant or the registrant's management identify forward looking statements. Such statements reflect the current view of the registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the registrant's industry, operations and results of operations and any businesses that may be acquired by the registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 7, 2006 Ms. Edith Murphree and Mr. Gary Teal resigned as members of the Board of Directors of the registrant in order to eliminate any potential conflict with their respective positions at Emory University. Emory refrains from having direct representation of its interests on the board of directors of public companies.  Mr. Teal was a member of the compensation committee of the Board of Directors; Ms. Murphree did not serve on any of the committees of the Board of Directors. Neither Ms. Murphree nor Mr. Teal resigned as a result of a disagreement with the registrant on any matter relating to its operations, policies or practices.

On December 7, 2006 the registrant’s Board of Directors appointed Mr. Robert McNally to the Board. Mr. McNally will serve on the Audit Committee and as the Chairperson of the Compensation Committee.

Dr. Robert McNally graduated with a Ph.D. in Biomedical Engineering from the University of Pennsylvania and has over 28 years of experience in academic and corporate clinical investigations, management, research, business, quality and regulatory affairs.

Since 2000, Dr. McNally has served as CEO of Cell Dynamics LLC, a company which he co-founded.  He also is currently serving as Cell Dynamics’ VP of Quality Assurance.  Cell Dynamics is a cGMP laboratory which contracts with organ and tissue procurement organizations for the recovery of human tissue and processes these tissues into cellular components necessary for research and development, pharmaceuticals and cell therapy. In 1984, Dr. McNally was co-founder of CryoLife, Inc., a company specializing in the cryopreservation of human tissue for transplant. During his 14 year association with CryoLife, it grew to $50MM in revenue, became a public company on NYSE and is recognized the world over as a leader in transplant technology.

Dr. McNally is a Fellow of the American Institute of Medical and Biological Engineers, serves on the board of the Petit Institute for Tissue Engineering at Georgia Tech and is Past Chairman of the Georgia Biomedical Partnership and recipient of its 2004 Biomedical Industry Growth Award.

There was no arrangement or understanding between Mr. McNally and any person pursuant to which he was selected as a director. Mr. McNally has not been a party to any transaction with us that we would be obligated to report pursuant to section 404(a) of Regulation S-K nor has any such transaction been proposed.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On December 7, 2006, the registrant’s Board of Directors amended the registrant’s By-laws, effective immediately. Section 13 of Article III of the By-laws was added to allow the Board of Directors to designate from among its members one or more standing or ad hoc committees in addition to an executive committee (the designation and authority of the executive committee is stated in Section 11 of Article III of the By-laws). Under new Section 13 of Article III of the By-laws, each committee designated by the Board of Directors under that Section shall have the authority set forth in the resolution establishing the committee or in any other resolution of the Board of Directors specifying, enlarging or limiting the authority of the Committee, subject to the limitations imposed by the Illinois Business Corporations Act.

Additionally, the first sentence of Section 5 of Article III of the By-laws was amended to clarify the methods by which the required two days notice of special meetings of the Board of Directors may be given to directors. As amended, the By-laws state that notice may be given by mail, in person, by courier delivery, by telephone, or by e-mail, fax, or similar electronic means. Previously, directors must have been notified of a special meeting by written notice delivered to each director’s business address.

The above summary of the amendments to the By-laws is qualified in its entirety by reference to the Amended By-laws, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference thereto.

Item 9.01	Financial Statements and Exhibits

The following exhibit is filed with this Current Report:

3.1	GeoVax Labs, Inc. By-Laws (as amended December 7, 2006)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 13, 2006

GEOVAX LABS, INC.

By:	/s/ Mark W. Reynolds
Mark W. Reynolds
Chief Financial Officer